Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Rezolve AI Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	20,359,317(2)	$4.115(3)	$83,778,589.50(3)	0.00015310	$12,826.51

Total Offering Amounts					$83,778,589.50		$12,826.51

Total Fee Offsets							—

Net Fee Due							$12,826.51

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of common stock, $0.0001 par value per share (“Common Stock”) of Rezolve AI Limited (the “Company”) that become issuable under the Rezolve AI Limited Long Term Incentive Plan (the “LTIP”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 20,359,317 ordinary shares reserved for awards under the LTIP.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sales price per share of the ordinary shares on the Nasdaq Stock Market LLC on January 6, 2025.